Exhibit 23.1

To the Board of Directors and Shareholders of Protagenic Therapeutics, Inc.

We consent to the inclusion in the Form 8-K/A incorporated by reference in the Form S-3/A Registration Statement (Ref. No. 333-280244) of Protagenic Therapeutics, Inc. of our report dated August 27, 2025, relating to our audit of the consolidated balance sheet of Phytanix Bio, Inc. and its subsidiaries as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the periods then ended, and the related notes.

September 16, 2025.

We served as the Company’s auditor since 2024

Los Angeles, California

PCAOB ID Number 6580